                                                                    Exhibit 99.1

  News Release             [_]      [_]      [_]      [_]


                                            FOR:     REMEDYTEMP, INC.

                                            CONTACT: Monty Houdeshell
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     (949) 425-7600

Roger Pondel/Rob Whetstone

                                                     PondelWilkinson MS&L
                                                       (323) 866-6060

               REMEDYTEMP REPORTS SECOND QUARTER FINANCIAL RESULTS

         ALISO VIEJO, CA - April 30, 2003 - RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing(R), RemX(R) Financial Staffing and RemX(R) IT Staffing today reported results for its second fiscal quarter and six months ended March 30, 2003.

         For the second fiscal quarter, revenue increased 8.7% to $115.8 million from $106.6 million in the prior year. The company incurred a net loss for the second quarter of $2.8 million, or $0.31 per share, reflecting a $3.8 million increase to the company's workers' compensation claims reserves upon completion of its actuarial analysis in March 2003. Additionally, results were impacted by significant increases in state unemployment insurance costs, coupled with charges recorded in connection with planned cost reduction measures. The company reported net income of $191,000, or $0.02 per share, for the second quarter of the prior year.

         Revenue for the first six months of fiscal 2003 rose 6.9% to $236.6 million from $221.3 million in the prior year. For the six months ended March 30, 2003, the company incurred a net loss of $2.4 million, equal to $0.26 per share (before the cumulative effect of the adoption of a new accounting standard) versus net income of $883,000, or $0.10 per share, in the prior year.

         The company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), effective the first quarter of fiscal 2003, which requires that goodwill be reviewed for impairment upon adoption. As a result, RemedyTemp recorded a one-time, non-cash charge of $2.4 million, net of income taxes, or $0.26 per share, for the cumulative effect of adopting SFAS 142. Including the impact of adoption, net losses were $4.8 million, or $0.52 per share, for the six months ended March 30, 2003.

         Greg Palmer, president and chief executive officer, attributed the revenue growth primarily to strength in the light industrial sector, which represents approximately 68% of the company's total revenue year to date, and typically is among the first areas to recover from an economic downturn. Palmer said that management is taking swift and aggressive action implementing its strategic plan geared toward cost reduction and enhanced operating margins. The company already has reduced headcount by approximately 5% through the elimination of specific non-revenue-producing positions and is in the process of closing up to 10% of its company-owned offices, specifically those that are under-performing or primarily dedicated to non-revenue generating recruiting activities.

         "The fundamentals of our business are solid, with revenue momentum starting to build," Palmer said. "Combined with added efficiencies, a lower cost structure, and a strong balance sheet, we believe that RemedyTemp is extremely well positioned for growth as the economy improves."

         During the second quarter, RemedyTemp completed the acquisition of its largest franchisee, Staffing Services, N.A., giving the company a foothold in the metropolitan regions of Nashville and Memphis. Additionally, RemedyTemp opened RemX(R) Financial Staffing offices in New Jersey and Tennessee, increasing the number of offices in this specialty division to 14. The company launched the RemX(R) Financial Staffing division early in fiscal 2002.

         Palmer said RemedyTemp's balance sheet remains strong, with no debt. The company generated operating cash flows of $10.2 million for the six months ended March 30, 2003. Cash and investments were $55.0 million versus $49.1 million at September 29, 2002.

         RemedyTemp expects its third quarter revenues to increase 3% to 5% over the second quarter, to approximately $121 to $124 million. The company said it expects to sustain a loss of $0.08 to $0.12 per share for the third quarter, including the costs associated with previously announced workforce reductions and office closings.

About RemedyTemp, Inc.

         RemedyTemp, Inc, with over 265 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp, Inc. visit www.remedytemp.com.

         This news release contains forward-looking statements that involve material risks and uncertainties and are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as "anticipate," "believe," "estimate," "intend," "plan," "expect," "will," or "future"). Accordingly, the company's actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including, without limitation, the success of certain cost reduction efforts, the performance of RemX(R) Financial Staffing, changes in general or local economic conditions that could impact the company's expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel, the company's ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, and other factors described in the company's filings with the Securities and Exchange Commission regarding risks affecting the company's financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                           The following table sets forth a summary statement of income and condensed balance sheet and should be read in conjunction with this news release.

                                (table attached)

                                RemedyTemp, Inc.
                  (Amounts in '000s, except per share amounts)

                              Statements of Income

                                                            Three Months Ended              Six Months Ended
                                                       -----------------------------   ----------------------------
                                                          Mar 30,         Mar 31,         Mar 30,        Mar 31,
                                                           2003            2002            2003           2002
                                                       -------------   -------------   -------------  -------------
Total Revenue                                              $115,835        $106,568        $236,629       $221,328
Cost of Sales                                                98,382          85,150         196,050        175,493
Licensees' Share of Gross Profit                              5,640           5,975          12,361         13,984
Selling and Administrative Expenses                          16,369          14,264          31,514         28,759
Depreciation and Amortization                                 1,299           1,308           2,508          2,715
                                                       -------------   -------------   -------------  -------------
Operating (Loss) Income                                      (5,855)           (129)         (5,804)           377
Other Income:
Interest Income, net                                             63             161             402            400
Other, net                                                      228             212             377            485
                                                       -------------   -------------   -------------  -------------
(Loss) Income Before Income Taxes                            (5,564)            244          (5,025)         1,262
(Benefit) Provision for Income Taxes                         (2,752)             53          (2,663)           379
                                                       -------------   -------------   -------------  -------------
(Loss) Income Before Cumulative Chg in Acct Principle       ($2,812)       $    191         ($2,362)      $    883

Cumulative Effect of Change in Accounting Principle,
  Net of Tax Benefit of $1,634                                    -               -          (2,421)             -
                                                       -------------   -------------   -------------  -------------
Net (Loss) Income                                           ($2,812)       $    191         ($4,783)      $    883

Net (Loss) Income Per Share, Diluted:
  Before Cumulative Effect of Chg in Acct Principle          ($0.31)       $   0.02          ($0.26)      $   0.10
  Cumulative Effect of Chg in Acct Principle                  $0.00        $   0.00          ($0.26)      $   0.00
                                                       -------------   -------------   -------------  -------------
  After Cumulative Effect of Chg in Acct Principle           ($0.31)       $   0.02          ($0.52)      $   0.10

Diluted Weighted Average Shares                               9,139           9,034           9,189          9,001



                                                        Condensed Balance Sheets
                                                                  As of
                                                          Mar 30,         Sep 29,
                                                           2003            2002
                                                       -------------   -------------
Assets
      Current Assets:
           Cash and Investments                            $ 54,969        $ 49,122
           Accounts Receivable, net                          53,006          61,724
           Other Current Assets                              15,938          13,231
                                                       -------------   -------------
                Total Current Assets                        123,913         124,077
      Fixed Assets, net                                      15,058          16,268
      Other Assets, net                                       5,811           6,328
                                                       -------------   -------------
                                                           $144,782        $146,673
                                                       =============   =============

Liabilities and Shareholders' Equity
      Current Liabilities                                  $ 45,764        $ 43,560
      Long-term Liabilities                                      90              90
      Shareholders' Equity                                   98,928         103,023
                                                       -------------   -------------
                                                           $144,782        $146,673
                                                       =============   =============